TherapeuticsMD Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

TherapeuticsMD Announces Fourth Quarter and Full-Year 2019 Financial Results

- 4Q19 Total Net Product Revenue of $15.9 Million Exceeded the Company’s Financial Guidance-

- Full-Year 2019 Total Net Product Revenue of $34.1 Million at the Top End of Financial Guidance-

-Company Launched ANNOVERA, a Novel, Long-Lasting Contraceptive-

- Company Expects Full-Year 2020 Net Product Revenue of $90 Million to $110 Million -

- Conference Call Scheduled for 8:30 a.m. ET Today -

BOCA RATON, Fla.  – February 20, 2020 – TherapeuticsMD, Inc. (NASDAQ: TXMD), an innovative, leading women’s healthcare company, today reported financial results for the full-year and fourth quarter ended December 31, 2019 and provided 2020 financial guidance.

“I am very pleased with our commercial team’s execution in 2019, which has put us in a strong position for 2020. We ended the year exceeding our fourth quarter net revenue guidance and achieved the top end of our full-year guidance,” said Robert G. Finizio, Chief Executive Officer of TherapeuticsMD. “Our goal is to build on this momentum as we make additional investments in our products to generate a significant revenue inflection point in 2020.”

Fourth Quarter & Recent Highlights

●	Net product revenue for the fourth quarter of 2019 increased 94% to $15.9 million compared to the third quarter of 2019.
●

ANNOVERA® (segesterone acetate and ethinyl estradiol vaginal system) achieved net revenue of $5.8 million for the fourth quarter of 2019 from sales to wholesalers and pharmacies with an average net revenue per unit of approximately $1,350.

●	ANNOVERA has already achieved market access for the majority of lives under commercial plans with 75% commercial coverage.
●

IMVEXXY® (estradiol vaginal inserts) fourth quarter 2019 net revenue increased by 33% to $6.3 million compared to the third quarter of 2019. In the fourth quarter of 2019, approximately 123,000 IMVEXXY prescriptions were dispensed and paid for by patients. Average calculated net revenue per unit was approximately $51 for the fourth quarter of 2019. Strong IMVEXXY refill rates continued with patients adhering to therapy at an average rate of 4.4 fills through December 2019. Those patients on IMEXXY for one year averaged over six fills.

●

IMVEXXY has market access for the majority of lives under commercial plans with 72% unrestricted commercial coverage. IMVEXXY is now covered by all of the top ten commercial payors of vulvar and vaginal atrophy (VVA) products. Three of the top six Medicare Part D payors of VVA products cover IMVEXXY. Additional Medicare coverage is expected when the 2020 decisions are made for this class of products.

●

BIJUVA® (estradiol and progesterone) capsules fourth quarter 2019 net revenue increased 147% to $1.2 million compared to the third quarter of 2019. In the fourth quarter of 2019, approximately 22,000 prescriptions were dispensed and paid for by patients. Average calculated net revenue per unit was $56 for the fourth quarter of 2019.

●

BIJUVA has market access for the majority of lives under commercial plans with 56% commercial coverage. BIJUVA is covered by seven of the top ten commercial payors of vasomotor symptoms (VMS) products.

Fourth Quarter and Full-Year Revenue Performance

For the year ended December 31, 2019, net product revenue increased 112% to $34.1 million compared to $16.1 million for the prior year. Net product revenue for the fourth quarter of 2019 increased 94% to $15.9 million compared to $5.1 million for the prior year’s quarter.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
		(in thousands)

Prenatal vitamins	$2,576,319	$4,243,398	$9,885,493	$15,041,259
IMVEXXY	6,347,301	846,125	16,252,045	1,058,201
BIJUVA	1,211,456	—	1,836,443	—
ANNOVERA	5,766,604	—	6,166,556	—
License revenue	—	—	15,506,400	—

Net revenue	$15,901,680	$5,089,523	$49,646,937	$16,099,460

Net product revenue increased primarily due to an increase in sales of $15.2 million of IMVEXXY for the year ended December 31, 2019, partially offset by a decrease in prenatal vitamin sales of $5.2 million. Product revenue for the year ended December 31, 2019 also included sales of BIJUVA of $1.8 million and sales of ANNOVERA of $6.2 million. The decrease in revenue related to our prenatal vitamins was primarily affected by a lower number of units sold as compared to the prior year period.

Net revenue for IMVEXXY and BIJUVA has been greatly affected by the company’s co-pay assistance programs introduced to provide products at a reasonable cost regardless of insurance coverage. The company expects net product revenue to improve as commercial and Medicare payor coverage increases, and plans complete the process needed to adjudicate IMVEXXY, BIJUVA and ANNOVERA prescriptions at pharmacies.

Expense, EPS and Related Information

Research and development (R&D) expenses for the full-year 2019 decreased to $19.8 million, compared with $27.3 million for the prior year. R&D expenses for the fourth quarter of 2019 were $4.4 million compared with $6.8 million for the prior year’s quarter. R&D costs decreased primarily as a result of transferring certain costs and activities from R&D expenses to operations as they begin to support commercial and launch efforts after the FDA approval of IMVEXXY and BIJUVA. R&D expenses include costs related to manufacturing validation as well as early development trials and employment costs of personnel involved in R&D activities.

Sales, general and administrative (SG&A) expenses for the full-year 2019 increased to $174.1 million compared with $116.0 million for the prior year. SG&A expenses increased to $52.7 million for the fourth quarter of 2019 compared with $35.4 million for the prior year’s quarter. The increase in SG&A expenses for full-year and fourth quarter 2019 was primarily a result of increased expenses associated with sales and marketing efforts and personnel costs to support the launch and commercialization of IMVEXXY, BIJUVA, and ANNOVERA, including outsourced sales personnel and their related expenses, physician education, advertising, and travel expenses related to product commercialization. The company expects sales and marketing expenses to continue to increase as it continues the launch of BIJUVA and ANNOVERA and continues to support its growing business and commercialization of its products.

Net loss for the full-year 2019 was $176.1 million, or $0.72 per basic and diluted share, compared with $132.6 million, or $0.59 per basic and diluted share, for full-year 2018. For the fourth quarter of 2019, net loss increased to $49.4 million, or $0.19 per basic and diluted share, compared with $39.4 million, or $0.17 per basic and diluted share, for the fourth quarter of 2018.

Balance Sheet

As of December 31, 2019, the company’s cash on hand totaled approximately $160.8 million, compared with approximately $161.6 million at December 31, 2018.

Total outstanding debt, net of issuance costs, was approximately $194.6 million as of December 31, 2019.

On February 18, 2020, the company received the second tranche of funding under its financing agreement with TPG Specialty Lending, Inc. in the amount of $50 million following the company’s achievement of $11 million in net revenues from IMVEXXY, BIJUVA, and ANNOVERA for the fourth quarter of 2019.

2020 Financial Guidance

The company projects that product net revenue for 2020 will be between $90 million to $110 million. The company projects that product net revenue during the second half of the year will be significantly larger than the first half with the majority of 2020 product net revenue coming from ANNOVERA and IMVEXXY. The company anticipates high deductible and annual copay resets will impact first quarter of 2020 revenue for its menopause products and expects first quarter 2020 product net revenue to come in below fourth quarter 2019 product net revenue.

Conference Call and Webcast Details

TherapeuticsMD will host a conference call and live audio webcast today at 8:30 a.m. ET to discuss these financial results and provide a business update.

Date:	Thursday, February 20, 2020
Time:	8:30 a.m. ET
Telephone Access (US):	866-665-9531
Telephone Access (International):	724-987-6977
Access Code for All Callers:	7359398

A live webcast and audio archive for the event may be accessed on the home page or from the “Investors & Media” section of the TherapeuticsMD website at www.therapeuticsmd.com. Please connect to the website prior to the start of the presentation to ensure adequate time for any software downloads that may be necessary to listen to the webcast. A replay of the webcast will be archived on the website for at least 30 days. In addition, a digital recording of the conference call will be available for replay beginning two hours after the call’s completion and for at least 30 days with the dial-in 855-859-2056 or international 404-537-3406 and Conference ID: 7359398.

Please see the Full Prescribing Information, including indication and Boxed WARNING, for each TherapeuticsMD product as follows:

●	IMVEXXY (estradiol vaginal inserts) at https://imvexxy.com/pi.pdf
●	BIJUVA (estradiol and progesterone) capsules at https://www.bijuva.com/pi.pdf
●	ANNOVERA (segesterone acetate and ethinyl estradiol vaginal system) at www.annovera.com/pi.pdf

Forward-Looking Statements

This press release by TherapeuticsMD, Inc. may contain forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to TherapeuticsMD’s objectives, plans and strategies as well as statements, other than historical facts, that address activities, events or developments that the company intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as “believes,” “hopes,” “may,” “anticipates,” “should,” “intends,” “plans,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy” and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this press release are made as of the date of this press release, and the company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled “Risk Factors” in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, and include the following: the company’s ability to maintain or increase sales of its products; the company’s ability to develop and commercialize IMVEXXY®, ANNOVERA®, BIJUVA® and its hormone therapy drug candidates and obtain additional financing necessary therefor; whether the company will be able to comply with the covenants and conditions under its term loan facility, including the conditions to draw an additional tranche thereunder and whether the lender will make such tranche available; the potential of adverse side effects or other safety risks that could adversely affect the commercialization of the company’s current or future approved products or preclude the approval of the company’s future drug candidates; whether the FDA will approve the efficacy supplement for the lower dose of BIJUVA; the length, cost and uncertain results of future clinical trials; the company’s reliance on third parties to conduct its manufacturing, research and development and clinical trials; the ability of the company’s licensees to commercialize and distribute the company’s products; the ability of the company’s marketing contractors to market ANNOVERA; the availability of reimbursement from government authorities and health insurance companies for the company’s products; the impact of product liability lawsuits; the influence of extensive and costly government regulation; the volatility of the trading price of the company’s common stock and the concentration of power in its stock ownership. PDF copies of the company’s historical press releases and financial tables can be viewed and downloaded at its website: www.therapeuticsmd.com/pressreleases.aspx.

# # #

Investor Contact

Nichol Ochsner

Vice President, Investor Relations

561-961-1900, ext. 2088

Nochsner@TherapeuticsMD.com

THERAPEUTICSMD, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2019	2018
ASSETS
Current Assets:
Cash	$160,829,713	$161,613,077
Accounts receivable, net of allowance for doubtful accounts of $904,040 and $596,602, respectively	24,395,958	11,063,821
Inventory	11,860,716	3,267,670
Other current assets	11,329,793	10,834,693
Total current assets	208,416,180	186,779,261

Fixed assets, net	2,507,775	472,683

Other Assets:
License rights, net	39,221,308	20,000,000
Intangible assets, net	5,258,211	4,092,679
Right of use asset	10,109,154	—
Other current assets	473,009	639,301
Total other assets	55,061,682	24,731,980
Total assets	$265,985,637	$211,983,924

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$19,181,212	$22,743,841
Other current liabilities	33,823,613	18,334,948
Total current liabilities	53,004,825	41,078,789

Long-Term Liabilities:
Long-term debt	194,634,643	73,381,014
Operating lease liability	9,145,049	—
Total liabilities	256,784,517	114,459,803

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock - par value $0.001; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock - par value $0.001; 350,000,000 shares authorized: 271,177,076 and 240,462,439 issued and outstanding, respectively	271,177	240,463
Additional paid-in capital	704,351,222	616,559,938
Accumulated deficit	(695,421,279)	(519,276,280)
Total stockholders’ equity	9,201,120	97,524,121
Total liabilities and stockholders’ equity	$265,985,637	$211,983,924

THERAPEUTICSMD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018	2017

Product revenues, net	$15,901,680	$5,089,523	$34,140,537	$16,099,460	$16,777,713
License revenue	—	—	15,506,400	—	—
	15,901,680	5,089,523	49,646,937	16,099,460	16,777,713

Cost of goods sold	2,878,590	950,750	6,334,585	2,737,652	2,636,943

Gross profit	13,023,090	4,138,773	43,312,352	13,361,808	14,140,770

Operating expenses:
Sales, general, and administrative	52,734,093	35,410,875	174,112,612	115,988,954	57,703,370
Research and development	4,432,224	6,753,190	19,792,212	27,299,138	33,852,993
Depreciation and amortization	248,830	95,341	612,786	293,886	213,117
Total operating expenses	57,415,147	42,259,406	194,517,610	143,581,978	91,769,480

Operating loss	(44,392,057)	(38,120,633)	(151,205,258)	(130,220,170)	(77,628,710)

Other (expense) income
Loss on extinguishment of debt	—	—	(10,057,632)	—	—
Miscellaneous income	621,126	823,027	2,500,106	2,280,844	695,631
Interest expense	(5,664,583)	(2,093,375)	(17,382,215)	(4,677,834)	—
Accreted interest	—	—	—	—	7,699
Total other (expense) income	(5,043,457)	(1,270,348)	(24,939,741)	(2,396,990)	703,330

Loss before income taxes	(49,435,514)	(39,390,981)	(176,144,999)	(132,617,160)	(76,925,380)

Provision for income taxes	—	—	—	—	—

Net loss	$(49,435,514)	$(39,390,981)	$(176,144,999)	$(132,617,160)	$(76,925,380)

Loss per share, basic and diluted:

Net loss per share, basic and diluted	$(0.19)	$(0.17)	$(0.72)	$(0.59)	$(0.37)

Weighted average number of common shares outstanding, basic and diluted	261,752,076	238,556,492	246,353,318	225,026,300	205,523,288

THERAPEUTICSMD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December, 31,
	2019	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(176,144,999)	$(132,617,160)	$(76,925,380)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of fixed assets	415,193	181,412	141,601
Amortization of intangible assets	197,593	112,474	71,516
Write off of patent and trademark cost	78,864	—	—
Non-cash operating lease expense	1,062,318	—	—
Provision for doubtful accounts	307,438	216,022	4,206
Loss of extinguishment of debt	10,057,632	—	—
Share-based compensation	10,693,662	8,661,967	6,889,323
Amortization of intellectual property license fee	778,692	—	—
Amortization of deferred financing costs	856,302	269,859	—
Changes in operating assets and liabilities:
Accounts receivable	(13,639,575)	(6,951,041)	167,691
Inventory	(8,593,046)	(1,782,312)	(409,037)
Other assets	(1,880,048)	(2,657,190)	(4,434,130)
Accounts payable	(3,562,629)	18,646,241	(3,260,914)
Accrued expenses and other liabilities	13,675,008	9,107,947	1,599,510

Net cash used in operating activities	(165,697,595)	(106,811,781)	(76,155,614)

CASH FLOWS FROM INVESTING ACTIVITIES
Payment for intellectual property license	(20,000,000)	(20,000,000)	—
Patent costs	(1,441,989)	(1,105,407)	(765,291)
Purchase of fixed assets	(2,450,285)	(217,040)	(61,817)
Payment of security deposit	(20,420)	(175,410)	—
Net cash used in investing activities	(23,912,694)	(21,497,857)	(827,108)

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from exercise of options and warrants	108,656	1,666,208	4,011,614
Proceeds from sale of common stock, net of costs	77,031,258	89,907,797	68,572,635
Proceeds from Financing Agreement	200,000,000	—	—
Proceeds from Credit Agreement	—	75,000,000	—
Payment of deferred financing fees	(6,652,270)	(3,786,918)	—
Repayment of Credit Agreement	(81,660,719)	—	—

Net cash provided by financing activities	188,826,925	162,787,087	72,584,249

(Decrease) increase in cash	(783,364)	34,477,449	(4,398,473)
Cash, beginning of period	161,613,077	127,135,628	131,534,101
Cash, end of period	$160,829,713	$161,613,077	$127,135,628

Supplemental disclosure of cash flow information
Interest paid	$17,787,903	$1,890,166	$—